Exhibit 10.2

Executive Severance Agreement

This Executive Severance Agreement (this “Agreement”), dated as of the      day of April, 2007 (the “Effective Date”), is by and between WORLD FUEL SERVICES CORPORATION, a Florida corporation (the “Company”), and IRA BIRNS (“Executive”).

WHEREAS, the Company’s Board of Directors (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Executive to his assigned duties; and

WHEREAS, the Board believes it is in the Company’s best interests to assure that Executive will refrain from certain competitive activities;

NOW, THEREFORE, to assure the Company that it will have the continued undivided attention and services of Executive and to induce Executive to remain in the employ of the Company hereinafter, for the benefit of the Company and its shareholders, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree the following:

1.	Company’s Covenants

(a) In order to induce Executive to remain in the employ of the Company and in consideration of Executive’s covenants set forth in Section 3 and 4 hereof, the Company agrees, under the conditions described herein, to pay Executive the severance payments and the other payments and benefits described herein. No severance payments shall be payable under this Agreement unless there shall have been a termination of Executive’s employment with the Company.

(b) If Executive is now, or at any time during the term of this Agreement becomes, employed by a subsidiary or affiliate of the Company, (a) all references herein to his employment, or termination of employment, by or with the Company shall, except where the context otherwise indicates, be deemed to be references to his employment, or termination of employment, by or with such subsidiary or affiliate and (b) the Company shall have the right to cause such subsidiary or affiliate to pay amounts and provide other benefits due to Executive under this Agreement on the Company’s behalf, provided that nothing in this clause (b) shall relieve the Company of its obligation to cause all such amounts to be paid and such benefits to be provided to Executive when due. The transfer of Executive to the employ of the Company or any subsidiary or affiliate of the Company shall not constitute a termination of his employment for purposes of this Agreement.

2.	Severance

(a) Termination for Cause; Voluntary Termination Without Good Reason. In the event that Executive’s employment is terminated due to (i) a termination by the Company for Cause (as defined herein) or (ii) Executive’s resignation without Good Reason (as defined herein), the Company will pay to Executive an amount equal to Executive’s accrued but unpaid base salary and benefits (including accrued unused vacations in accordance with Company policy) through the date of such termination.

(b) Termination Due to Death or Disability. In the event that Executive’s employment is terminated due to Executive’s death or Disability (as herein defined), the Company will pay to Executive:

(i) an amount equal to Executive’s accrued but unpaid base salary and benefits (including accrued unused vacations in accordance with Company policy) through the date of such termination, and any unpaid bonus for the year prior to the year of termination; provided, however that any bonus payable pursuant to this Section 2 (b)(i) shall be paid on the same date that bonuses are paid to the Company’s other senior executive officers

(ii) a prorated bonus for the calendar year in which Executive’s employment is terminated, provided, however, that no bonus will be paid if the termination of Executive’s employment occurs before the payment of Executive’s bonus for the prior calendar year. Prorations of bonus under this Agreement shall be made by multiplying the full year bonus earned by a fraction, the numerator of which is the number of days Executive was employed in the calendar year in question, and the denominator of which is 365. Any prorated bonus payable pursuant to this Section 2 (b)(ii) shall be paid only if Executive would have earned a bonus had he remained employed by the Company for that entire calendar year, and on the same date that bonuses are paid to the Company’s other senior executive officers.

(c) Termination Without Cause; Voluntary Termination For Good Reason.

(i) Subject to Section 2(d), in the event that Executive’s employment is terminated (1) by the Company other than for Cause and other than upon Executive’s death or Disability or (2) by Executive for Good Reason (as defined herein) , then the Company shall pay and provide Executive the following amounts and benefits:

(A) an amount equal to Executive’s accrued but unpaid base salary and benefits (including accrued unused vacations in accordance with Company policy) through the date of such termination, and any unpaid bonus for the year prior to the year of termination; provided, however that any bonus payable pursuant to this Section 2 (c)(i)(A) shall be paid on the same date that bonuses are paid to the Company’s other senior executive officers,

(B) continuation of health insurance coverage for Executive and Executive’s immediate family under the Company’s health insurance plans as in effect after the date of termination, at the same coverage provided to employees of the Company until the earlier of (1) eighteen (18) months following the date of such termination, and (2) the date Executive becomes eligible for health insurance coverage on account of employment or services provided to any other person or entity; provided, however, that as a condition of such benefits the Company may require Executive, at the Company’s expense, to elect to continue his health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and

(C) as a severance payment, (1) the product of two times Executive’s then current annual base salary, payable over a period of twenty-four (24) months following the termination of Executive’s employment (the “Continuation Period”) in regular payroll installments, plus (2) a prorated bonus for the calendar year in which Executive’s employment is terminated, provided, however, that no bonus will be paid if the termination of Executive’s employment occurs before the payment of Executive’s bonus for the prior calendar year. Prorations of bonus under this Agreement shall be made by multiplying the full year bonus earned by a fraction, the numerator of which is the number of days Executive was employed in the calendar year in question, and the denominator of which is 365. Any prorated bonus payable pursuant to this Section 2 (c)(i)(C) shall be paid only if Executive would have earned a bonus had he remained employed by the Company for that entire calendar year, and on the same date that bonuses are paid to the Company’s other senior executive officers.

(ii) The Company shall have the right to discontinue the payment of the amounts and provision of the benefits specified in Sections 2(c)(i)(B) and (C) in the event that, during the Continuation Period, either: (i) Executive fails to comply in any material respect with any provision of Sections 3 or 4 of this Agreement; or (ii) if requested by the Company to do so, Executive fails to provide up to ten (10) hours per calendar month of consulting services (including any travel time) to the Company as requested by the Company, at such times and places as shall be mutually agreeable to the Company and Executive, and subject to the Company reimbursing Executive for his reasonable expenses in providing such consulting services. Such termination of payments will not relieve Executive of his obligations under Sections 3 and 4.

(iii) For the purposes of this Agreement, the following terms shall have the following meanings:

(A) “Cause” shall mean:

(1) the willful, material failure by the Executive to perform his duties to the Company, that are consistent with Executive’s CFO position, or to comply with his obligations under this Agreement, or his willful, material failure to carry out the reasonable and lawful directions of the Company’s CEO, President, or Board of Directors that are consistent with Executive’s CFO position, provided, in any such case, that Executive has received a written demand for cure by the CEO or President, which Executive fails to cure promptly;

(2) any willful and material breach by Executive of the Company’s Code of Corporate Conduct and Ethics or any other policy of the Company or any subsidiary or affiliate;

(3) the Executive’s gross negligence or willful misconduct which is injurious to the Company, monetarily or otherwise, including but not limited to fraud, misappropriation or embezzlement by the Executive;

(4) use of alcohol, drugs or other similar substances during work hours, other than at a Company sanctioned event, or at any time in a manner that adversely affects Executive’s work performance;

(5) the Executive’s being charged with a criminal offense that is any felony or is a misdemeanor involving moral turpitude; or

(6) a material breach by the Executive of this Agreement which by its nature cannot be cured under subsection (1).

The good faith and reasonable determination by the Company of whether Executive’s employment or service was terminated for “Cause” shall be final and binding for all purposes hereunder.

(B) “Change in Control” shall have the meaning assigned to such term in the Company’s By-Laws, as amended from time to time, which By-Laws are incorporated herein by this reference.

(C) “Disability” means the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform, with or without reasonable accommodation, the essential functions of his employment duties for the Company and its Subsidiaries for an aggregate of one hundred eighty (180) days within any period of twelve (12) consecutive months. A determination of Disability will be made by a physician satisfactory to the Company whose determination as to Disability will be binding on Executive and the Company.

(D) “Good Reason” shall mean the occurrence of any of the following, unless mutually agreed upon by the Company and the Executive:

(1) the assignment to Executive of any duties inconsistent in any material respect with the Executive’s position (including status, title and reporting requirements), authority, duties or responsibilities, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company promptly after notice thereof given by Executive;

(2) any reduction in, or failure to pay, the Executive’s base salary, other than a reduction or failure that is remedied by the Company within 15 days after notice thereof given by Executive;

(3) within the two (2) year period following a Change in Control, any failure by the Company to provide Executive with bonus and equity opportunities, or employee benefits and perquisites in the aggregate, that are not less than those provided to Executive in the calendar year immediately preceding the Change in Control, other than a failure not occurring in bad faith and that is remedied by the Company within 15 days after receipt of notice thereof given by Executive; or

(4) the Company’s requiring Executive to be based at any office or location outside of Miami-Dade or Broward County, Florida, except for travel reasonably required in the performance of Executive’s responsibilities, consistent with Executive’s CFO position, and except for any change that requires the Executive to be based at an office that is the new corporate headquarters of the Company prior to a Change in Control.

(d) Release Requirement. The Company expressly conditions its provision of all payments and benefits due to Executive pursuant to this Section 2 on receipt from Executive of a full general release of all claims against the Company, and its officers, directors, agents, representatives, subsidiaries, and affiliates, in a form and manner acceptable to the Company.

(e) Sole Remedy. Executive’s rights set out in this Section 2 shall constitute Executive’s sole and exclusive rights and remedies as a result of Executive’s actual or constructive termination of employment without Cause, and Executive hereby waives any such other claims against the Company in such event.

(f) Compliance with Section 409A. Notwithstanding anything to the contrary, to the extent necessary to prevent Executive from being subject to tax under Section 409A of the Internal Revenue Code of 1986, as amended, payments to be made following termination of employment shall not be paid until the six-month anniversary of the Executive’s termination of employment.

3.	Confidentiality

(a) Executive agrees that during his employment and thereafter he will not, for his own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation, or other legal entity, as principal, agent or otherwise, use or disclose any trade secrets or confidential information of the Company, its subsidiaries or its affiliates. Trade secrets and confidential information shall include, but not be limited to: (1) lists of names and addresses of customers and suppliers of the Company, its subsidiaries or its affiliates, (2) pricing and other terms applicable to transactions between existing and prospective customers and suppliers, (3) software and computer programs, market research and data bases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Company, its subsidiaries or affiliates, and (4) the trade secret and confidential information of third parties to which Company has any obligation of confidentiality.

(b) Trade secret and confidential information does not include information known to Executive at the time of disclosure by the Company, received by Executive after the date of this Agreement from a source not under any confidentiality obligation to the Company, or required to be disclosed by law, court order, or similar compulsion or in connection with any legal proceeding, provided that such disclosure shall be limited to the extent so required and, except to the extent prohibited by law, the Executive shall give the Company notice of its intent to so disclose such trade secret/confidential information and shall reasonably cooperate with the Company in seeking suitable confidentiality protections.

(c) Executive acknowledges and agrees that all trade secret and confidential information, and all programs, reports, data, notes, and other documents and records, whether printed, typed, handwritten, transmitted or transcribed on data files or on any other type of media, made or compiled by Executive, or made available to Executive during the period he is providing services to Company (including the period prior to the term of this Agreement) concerning Company’s trade secret and confidential information are and shall remain Company’s property and shall be delivered to Company on the termination of Executive’s services for Company or at any earlier time on request of Company. Executive shall not retain copies of such trade secret or confidential information, documents and records.

(d) Executive warrants and represents that he has the right to enter into this Agreement, and that his performance of all the terms of this Agreement and his duties for Company will not breach any confidential information agreement, non-competition agreement or other agreement with any former or current employer of his services, either as an employee, consultant or independent contractor, or with any other party. Executive further warrants and represents that he will not bring to Company or use in the performance of his duties for Company any documents, materials or confidential information of a former or current employer that are not generally available to the public, and that all materials furnished by to Company will be wholly original and not copied, in whole or in part, from any work, and such material will not violate, conflict with, or infringe upon any right of any other persons or entities.

4.	Restrictive Covenants

(a) Executive agrees that his employment involves access to and use of the Company’s trade secrets and confidential information, which are the valuable and exclusive property of the Company. In addition to the provisions of Section 3 of this Agreement, and to further protect the Company’s trade secret and confidential information, during his employment and for a period of two (2) years following the termination of his/her employment for any reason (the “Restricted Period”) he will not, for his own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation, or other legal entity, as principal, agent or otherwise:

(i) own any interest in, control, manage, be employed by, consult with, or otherwise participate in, a business (other than that of the Company) involved within the Trade Area (as hereinafter defined) with any of the following businesses (the “Businesses”): (1) the marketing, sale, distribution or brokerage of aviation fuel, diesel fuel, gasoline, marine fuel or lubricants, aviation flight services, or marine, land or aviation fuel services, or (2) the offering or sale of oil, fuel or petroleum related derivative, swap or similar products for purposes of managing price risk or (3) any other service or activity which is competitive with the services or activities which are or have been performed by the Company at the time of Executive’s separation from employment or have been performed by the Company or its subsidiaries or affiliates during the twelve (12) month period preceding the termination of Executive’s employment (the “Prior Period”);

(ii) solicit (directly or indirectly) the patronage of or do business with any Restricted Customer or Prospective Customer;

(iii) interfere, or seek to interfere, with the continuance of supplies to the Company or any of its subsidiaries or affiliates (or the terms relating to such supplies) from any suppliers who supplied goods or services to the Company and/or any of its subsidiaries or affiliates during the Prior Period; or

(iv) solicit or induce, or in any manner attempt to solicit or induce, any person employed by the Company or any of its subsidiaries or affiliates to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will, or hire any person who has been employed by the Company or any of its subsidiaries or affiliates at any time during the twelve (12) months period preceding such hiring.

(b) As used herein, the term “Trade Area”, “Restricted Customer” and “Prospective Customer” shall have the following meanings: (i) the term “Trade Area” shall mean the United States of

America, and any other foreign countries or regions, which are serviced by the Company during the Prior Period, (ii) the term “Restricted Customer” shall mean any individual, partnership, corporation, or other legal entity to whom the Company or any of its subsidiaries or affiliates sold products or provided services at any time during the Prior Period, and (iii) the term “Prospective Customer” shall mean any individual, partnership, corporation, or other legal entity from whom the Company or any of its subsidiaries or affiliates solicited business at any time during the Prior Period. Executive’s ownership of less than 1% of the issued and outstanding capital stock or debentures of a corporation whose securities are listed on the New York Stock Exchange, American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System, will not constitute a violation of this Section 4 so long as such investment would not otherwise violate the conflict of interest provisions of the Company’s Code of Corporate Conduct & Ethics.

(c) Executive recognizes the importance of the covenant contained in this Section 4 and acknowledges that, based on his access to and use of the Company’s trade secrets and confidential information, his past experience and training as an Executive of the Company and the projected expansion of the Company’s business, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of the Company’s legitimate business interests, including without limitation, the Company’s trade secrets and confidential information, goodwill, and its relationship with customers and suppliers; and (iii) not unduly restrictive of any of Executive’s rights as an individual. Executive acknowledges and agrees that the covenants contained in this Section 4 are essential elements of this Agreement and that, but for these covenants, the Company would not have entered into this Agreement. Such covenants shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action against the Company by Executive, whether predicated on the breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 4. If Executive breaches the covenants set forth in Sections 3 and 4, the running of the Restricted Period described herein (but not his obligation) shall be tolled for so long as such breach continues.

(d) If after termination of his employment, the Executive continues to work for the Company or any of its subsidiaries or affiliates as an employee, consultant, or in any other capacity, whether on a full or part-time basis, then notwithstanding anything to the contrary set forth herein, the Restricted Period shall not commence to run until the last day Executive provides services to the Company or any subsidiary or affiliate.

5.	Specific Performance

If Executive commits a breach or threatens to commit a breach of any of the provisions of this Agreement, the Company shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, through injunctive or other relief (without any bond or security being required to be posted), it being acknowledged that any such breach or threatened breach will cause irreparable injury to the Company, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the Company.

6.	Certain Reduction of Payments by Company

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), then the aggregate present value of amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as the “Agreement Payments”) shall be reduced to the Reduced Amount (as defined herein). The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of the Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Anything to the contrary herein notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 6, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(b) All determinations required to be made under this Section 6 shall be made by the Company’s independent auditor (the “Auditor”), which shall provide detailed supporting calculations both to the Company and Executive within twenty (20) business days of the date of termination or such earlier time as is requested by the Company and an opinion to Executive that he has substantial authority not to report any excise tax on his or her Federal income tax return with respect to any Payments. Any such determination by the Auditor shall be binding upon the Company and Executive. Executive shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 6, provided that, if Executive does not make such determination within ten (10) business days of the receipt of the calculations made by the Auditor, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 6 and shall notify Executive promptly of such election. Within five (5) business days thereafter, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement. All fees and expenses of the Auditors incurred in connection with the determinations contemplated by this Section 6 shall be borne by the Company.

7.	Corporate Policies

Nothing in this Agreement is intended to supersede any corporate policies executed or acknowledged by Executive, including, but not limited to, the Company’s Code of Corporate Conduct, Securities Trading Policies, personnel policies, or related documents, which shall be in addition to the obligations set forth in this Agreement.

8.	Company Property

Upon the termination of Executive’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the Business which are in the possession of the Executive (including all copies thereof), shall be promptly returned to the Company.

9.	Duty of Cooperation

Executive agrees to cooperate with Company and its attorneys in connection with any threatened or pending litigation against the Company or any governmental or internal investigation, and shall make himself available upon reasonable notice to prepare for and appear at deposition or at trial in connection with any such matters. Company shall reimburse Executive for his reasonable out-of-pocket expenses in connection with his activities under this paragraph as permitted by law.

10.	Miscellaneous

(a) Employment At Will. Nothing in this Agreement alters Executive’s status as an employee-at-will, and subject to the provisions herein, either party may terminate Executive’s relationship with the Company at any time, with or without cause.

(b) Right to Offset. The Company reserves the right to offset the amounts and benefits payable under Section 2, by any advance, reimbursement or other monies owed by Executive to the Company.

(c) Survival. The provisions of this Agreement shall survive the termination of the Executive’s employment for any reason.

(d) Third Party Beneficiaries. Executive expressly acknowledges and agrees that the Company’s subsidiaries and affiliates are third party beneficiaries to this Agreement, that any violation of this agreement shall cause them direct harm, and that they have a right to enforce this Agreement in accordance with its terms.

(e) Modification and Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto that is entitled to the benefit thereof; provided, however, that any such waiver shall be in writing and signed by the waiving party, and no such waiver of any breach or default hereunder is to be implied from the omission of the other party to take any action on account thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or of any other breach on a future occasion. This Agreement may be modified or amended only by a writing signed by both parties hereto.

(f) Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction. Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Miami-Dade County, Florida. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in Miami-Dade County, Florida. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

(g) Withholding. The Company may withhold from any amounts payable under this Agreement such taxes and other amounts as shall be required to be withheld pursuant to any applicable law or regulation.

(h) Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(i) Severability. Every provision of this Agreement is intended to be severable. If any term, provision or covenant contained in this Agreement, or any part thereof, is construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable.

(j) Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes any other employment agreements executed before the date hereof. There are no agreements, understandings, restrictions, representations, or warranties among the parties other than those set forth herein or herein provided for.

(k) Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or that party’s legal representative drafted such provision. For purposes of this Agreement: “herein,” “hereby,” “hereunder,” “hereof,” “herewith,” “hereafter,” and “hereinafter” refer to this Agreement in its entirety, and not to any particular section or subsection. References to “including” means including without limiting the generality of any description preceding such term. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

(l) Notices. All notices, requests, demands, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person or by facsimile transmission (with confirmation transmission), or upon the expiration of two (2) days after the date sent, if sent by Federal Express (or similar overnight courier service) to the parties at the following addresses:

If to Executive:	Ira M. Birns
[ ]

If to the Company:	World Fuel Services Corporation
9800 NW 41st Street, Suite 400
Miami, FL 33178
Attn: Vice President of Human Resources
Fax Number: (305) 392-

Notices may also be given in any other manner permitted by law, effective upon actual receipt. Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein. Any notice may be given on behalf of a party by its counsel.

(m) Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. This Agreement is assignable by the Company and shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(n) NO JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WITNESSES:	WORLD FUEL SERVICES CORPORATION

By:
Michael J. Kasbar, President

EXECUTIVE:

Ira Birns